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                                                                    EXHIBIT 12.1


                            ALLIANT TECHSYSTEMS INC.
                       STATEMENT RE: COMPUTATION OF RATIOS
                             (dollars in thousands)

                                                  1997         1998         1999         2000         2001           PRO FORMA
                                                ---------------------------------------------------------------    --------------
Earnings:
Income from operations before taxes               $ 31,959     $ 67,958     $ 79,547     $ 87,230    $ 103,394         $ 124,668
Plus fixed charges                                  36,258       28,677       25,720       35,210       35,071            99,152
                                                ---------------------------------------------------------------    --------------
Earnings                                          $ 68,217     $ 96,635     $105,267     $122,440    $ 138,465         $ 223,820
                                                ===============================================================    ==============

FIXED CHARGES:
Interest expense, including                       $ 35,102     $ 27,621     $ 24,731     $ 33,999    $  33,738         $  96,819
     amortization of debt issue costs
Estimated interest factor of rental expense          1,156        1,056          989        1,211        1,333             2,333
                                                ---------------------------------------------------------------    --------------
Fixed Charges                                     $ 36,258     $ 28,677     $ 25,720     $ 35,210    $  35,071         $  99,152
                                                ===============================================================    ==============

Ratio of Earnings to Fixed Charges(1)                 1.88         3.37         4.09         3.48         3.95              2.26
                                                ===============================================================    ==============

(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.